Exhibit 99.1

News Release

Atlas Technical Consultants, Inc. Announces Amendment to Registration Statement for its

Exchange Offer and Consent Solicitation Relating to its Warrants

AUSTIN, Texas – (BUSINESS WIRE) – November 9, 2020 – Atlas Technical Consultants, Inc. (NASDAQ: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, environmental and consulting services, today announced that it has filed an amendment (the “Amendment”) to its Registration Statement originally filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2020, registering shares of Class A common stock, par value $0.0001 (the “Class A common stock”) of Atlas issuable as part of the Company’s previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding public warrants and private placement warrants (collectively, the “warrants”) to purchase shares of Class A common stock. Atlas filed the Amendment in order to, among other things, update the Registration Statement to include its unaudited financial and related information for the three months and nine months ended September 30, 2020. The terms of the Offer and Consent Solicitation are unchanged except as expressly set forth in the Amendment.

The offering period will continue until midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which the Company may extend (the “Expiration Date”), as described in the Schedule TO, dated October 19, 2020 and the Prospectus/Offer to Exchange, dated October 19, 2020 each of which has been filed with the SEC. Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date.

The Company has engaged BofA Securities, Inc. as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to BofA Securities, Inc. at (888) 803-9655 (toll-free). D.F. King & Co., Inc. has been appointed as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Information

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to BofA Securities, Inc. at (888) 803-9655 (toll-free). A registration statement on Form S-4 relating to the securities to be issued in the Offer became effective on October 30, 2020.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of Class A common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services. Under the name Atlas Technical Consultants, we offer solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices in 41 states and approximately 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including but not limited to, statements relating to the Company’s expectations regarding the completion, timing and size of the proposed public offering. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to customary closing conditions or other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and in the prospectus related to the proposed offering filed with the Securities Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

512-851-1507

ir@oneatlas.com